EXHIBIT 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3/A of Legend Oil and Gas, Ltd. (“Legend”), of our report dated March 29, 2011 (except for Note 12 which is dated January 6, 2012) relating to the consolidated financial statements of International Sovereign Energy Corp. appearing in Amendment No 2. to the current report of Legend on Form 8-K/A filed on January 11, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chartered Accountants Calgary, Canada January 11, 2012